For the period ended January 31, 2007                               Exhibit 77I

File number 811-08764

During the period covered by this report, the Registrant established a new series of shares, UBS PACE Global Real Estate Securities Investments (f/k/a UBS PACE Real Estate Securities Investments). The description of this new series and its four classes of shares contained in the Registrants Post-Effective Amendment No. 25 to its Registration on Form N-1A filed with the SEC on November 29, 2006, is hereby incorporated by reference in response to this sub-item. (Accession Number: 0001047469-06-014603; SEC File No. 33-87254).
This Post-Effective Amendment also contains information with respect to two other series that commenced operations in 2006 as well: UBS PACE Alternative Strategies Investments and UBS PACE High Yield Investments.